Exhibit 99.1

Helen of Troy Limited Reports Second Quarter Fiscal 2021 Results

Consolidated Net Sales Growth of 28.2%; Organic Business Net Sales Growth of 25.7%
GAAP Diluted Earnings Per Share ("EPS") of $3.43
Adjusted Diluted EPS Growth of 68.3% to $3.77
Defers Initiation of Fiscal 2021 Outlook Due to Uncertainty from COVID-19 Pandemic
Provides Executive Leadership Updates

El Paso, Texas, October 8, 2020 — Helen of Troy Limited (NASDAQ: HELE), designer, developer and worldwide marketer of consumer brand-name housewares, health and home and beauty products, today reported results for the three-month period ended August 31, 2020.

Executive Summary – Second Quarter of Fiscal 2021

•Consolidated net sales revenue increase of 28.2%, including:
◦An increase in Leadership Brand net sales of 30.3%
◦An increase in online channel net sales of approximately 32%
◦Organic business net sales growth of 25.7%
◦Core business net sales growth of 29.1%

•GAAP operating income of $99.3 million, or 18.7% of net sales, compared to $54.5 million, or 13.2% of net sales, for the same period last year

•Non-GAAP adjusted operating income increase of 64.9% to $108.5 million, or 20.4% of net sales, compared to $65.8 million, or 15.9% of net sales, for the same period last year

•GAAP diluted EPS of $3.43, compared to $1.83 for the same period last year

•Non-GAAP adjusted diluted EPS increase of 68.3% to $3.77, compared to $2.24 for the same period last year

•Net cash provided by operating activities for the first six months of the fiscal year of $186.3 million, compared to $38.2 million for the same period last year

•Non-GAAP free cash flow for the first six months of the fiscal year of $171.0 million, compared to $29.4 million for the same period last year

Julien R. Mininberg, Chief Executive Officer, stated: “We delivered outstanding results in the second quarter. Our diversified brand portfolio provided trusted solutions to consumers amidst the global pandemic and the devastating wildfires in the western United States. I am very proud of our associates around the world, who perform at an elevated level every day as the resilience of our business, organization, and culture continues to be tested and confirmed. Sales growth was 28.2% and adjusted diluted EPS growth was a robust 68.3% for the quarter. Our Leadership Brands performed extremely well, with sales growing 30.3%, including 3.2% growth from Drybar. All three of our business segments and international grew more than 20% in the quarter. Health & Home led the way with 33.1% Organic sales growth, propelled by its health-related Vicks, Braun, PUR, and Honeywell products that are there for consumers when they are needed most. Housewares Organic sales increased 20.2% with OXO continuing to thrive amid the home nesting trend, Hydro Flask returning to growth in the quarter, and excellent international growth for both brands. Organic Beauty sales grew 23.0% as our One-Step volumizer franchise grew sharply in the U.S. and Internationally. Drybar contributed an additional 12.1% sales growth to Beauty. The online channel continues to be a powerful growth driver as the pandemic accelerated consumer preference for clicks over bricks. Online sales grew 32% to now represent 24% of our total sales. All told, the first half of our fiscal year marked an excellent start to the second year of

Phase II. First half sales grew 20.4%, adjusted diluted EPS grew 46.5%, and we generated $186 million of cash flow from operations.”

Mr. Mininberg concluded: “The combination of winning first half results and strong prospects for the remainder of the fiscal year allow us to plan further investment in our most important Phase II initiatives during the second half of our fiscal year. We are very pleased to be in a position to do so, as we believe these strategic investments will continue to power our multi-year transformation. While we are highly encouraged by the resiliency and strength of our business, the unpredictability of the pandemic’s impact on consumer demand, its strain on our supply chain and distribution capacity, and its impact on the effectiveness of brand spending continue to cause a high degree of forecast variability that makes us unable to provide financial guidance for fiscal 2021 within a reasonable range at this time. As we navigate the uncertainty of the current environment, we will continue to focus on longer-term opportunities to continue driving our value creation flywheel.”

	Three Months Ended August 31,
(in thousands)	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$167,864	$158,790	$87,341	$413,995
Organic business (6)	33,894	52,473	20,050	106,417
Impact of foreign currency	105	191	(399)	(103)
Acquisition (8)	—	—	10,543	10,543
Change in sales revenue, net	33,999	52,664	30,194	116,857
Fiscal 2021 sales revenue, net	$201,863	$211,454	$117,535	$530,852

Total net sales revenue growth (decline)	20.3%	33.2%	34.6%	28.2%
Organic business	20.2%	33.1%	23.0%	25.7%
Impact of foreign currency	0.1%	0.1%	(0.5)%	—%
Acquisition	—%	—%	12.1%	2.5%

Operating margin (GAAP)
Fiscal 2021	22.5%	16.0%	17.1%	18.7%
Fiscal 2020	21.3%	7.8%	7.3%	13.2%
Adjusted operating margin (non-GAAP)
Fiscal 2021	23.7%	17.9%	19.5%	20.4%
Fiscal 2020	22.4%	11.2%	11.9%	15.9%
Consistent with its strategy of focusing on its Leadership Brands, during the fourth quarter of fiscal 2020, the Company committed to a plan to divest certain assets within its mass channel personal care business ("Personal Care"). The assets to be divested include intangible assets, inventory and fixed assets related to the Company's mass channel liquids, powder and aerosol products under brands such as Pert, Brut, Sure and Infusium. The Company expects the divestiture to occur within fiscal 2021. Accordingly, the Company has classified the identified assets of the disposal group as held for sale. In connection with this change, the Company now defines Core as strategic business that it expects to be an ongoing part of its operations, and Non-Core as business or assets (including assets held for sale) that it expects to divest within a year of its designation as Non-Core. Organic business now refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, not including the impact that foreign currency had on reported net sales.

	Three Months Ended August 31,
(in thousands)	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$167,864	$158,790	$87,341	$413,995
Core business (7) (8)	33,999	52,664	33,911	120,574
Non-core business (Personal Care) (7)	—	—	(3,717)	(3,717)
Change in sales revenue, net	33,999	52,664	30,194	116,857
Fiscal 2021 sales revenue, net	$201,863	$211,454	$117,535	$530,852

Total net sales revenue growth (decline)	20.3%	33.2%	34.6%	28.2%
Core business	20.3%	33.2%	38.9%	29.1%
Non-core business (Personal Care)	—%	—%	(4.3)%	(0.9)%

Consolidated Operating Results - Second Quarter Fiscal 2021 Compared to Second Quarter Fiscal 2020

•Consolidated net sales revenue increased 28.2% to $530.9 million compared to $414.0 million, driven by an Organic business increase of $106.4 million, or 25.7%, primarily reflecting growth in consolidated brick and mortar sales, an increase in consolidated online sales, and an increase in consolidated international sales. The Drybar Products acquisition contributed net sales of $10.5 million, or 2.5% of consolidated net sales revenue growth. These factors were partially offset by a net sales decline in Personal Care and the impact of COVID-19 related store closures and lower store traffic at certain retail customers.

•Consolidated gross profit margin increased 0.4 percentage points to 43.4%, compared to 43.0%. The increase is primarily due to a favorable product mix within Health & Home and the Organic Beauty business, the favorable impact of the Drybar Products acquisition, a favorable channel mix within the Housewares segment, lower direct import sales, and lower air freight expense. These factors were partially offset by an unfavorable product mix in the Housewares segment and the unfavorable comparative impact of tariff exclusion refunds received in the prior year period.

•Consolidated SG&A as a percentage of sales decreased by 5.1 percentage points to 24.7%, compared to 29.8%. The decrease is primarily due to the impact that higher overall sales had on net operating leverage, and cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by higher performance-based annual incentive compensation expense, increased freight and distribution expense, higher legal expense, and increased customer chargeback activity.

•Consolidated operating income was $99.3 million, or 18.7% of net sales, compared to $54.5 million, or 13.2% of net sales. The increase in consolidated operating margin primarily reflects the favorable impact that higher overall net sales had on operating leverage, a favorable product mix within Health & Home and the Organic Beauty business, a favorable channel mix within the Housewares segment, and cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by an unfavorable product mix within the Housewares segment, the unfavorable comparative impact of tariff exclusion refunds received in the prior year period, higher performance-based annual incentive compensation expense, higher legal expense, and increased freight and distribution expense.

•Income tax expense as a percentage of income before income tax was 9.6% compared to 10.3%, primarily due to benefits recognized from the transition of the Company's Macau entity from offshore to onshore status and shifts in the mix of the Company's taxable income in its various tax jurisdictions, partially offset by increases in liabilities related to uncertain tax positions.

•Net income was $87.3 million, or $3.43 per diluted share on 25.5 million weighted average diluted shares outstanding, compared to $46.1 million, or $1.83 per diluted share on 25.2 million weighted average diluted shares outstanding.

•Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization) increased 62.5% to $113.4 million compared to $69.8 million.

On an adjusted basis for the second quarters of fiscal 2021 and 2020, excluding restructuring charges, non-cash share-based compensation, and non-cash amortization of intangible assets, as applicable:

•Adjusted operating income increased $42.7 million, or 64.9%, to $108.5 million, or 20.4% of net sales, compared to $65.8 million, or 15.9% of net sales. The 4.5 percentage point increase in adjusted operating margin primarily reflects the favorable impact that higher overall net sales had on operating leverage, a favorable product mix within Health & Home and the Organic Beauty business, a favorable channel mix within the Housewares segment, and cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by an unfavorable product mix within the Housewares segment, the unfavorable comparative impact of tariff exclusion refunds received in the prior year period, higher performance-based annual incentive compensation expense, higher legal expense, and increased freight and distribution expense.

•Adjusted income increased $39.4 million, or 69.7%, to $95.9 million, or $3.77 per diluted share, compared to $56.5 million, or $2.24 per diluted share. The 68.3% increase in adjusted diluted EPS was primarily due to higher operating income in all three business segments, partially offset by higher income tax expense and higher weighted average diluted shares outstanding.

Segment Operating Results - Second Quarter Fiscal 2021 Compared to Second Quarter Fiscal 2020
Housewares net sales revenue increased by 20.3%, or $34.0 million, primarily driven by an Organic business increase of $33.9 million, or 20.2%, primarily reflecting higher demand for OXO brand products as consumers spent more time at home cooking, cleaning, organizing and pantry loading in response to COVID-19, an increase in online sales for both OXO and Hydro Flask, higher sales in the club channel, growth in international sales, and new product introductions. These factors were partially offset by the COVID-19 related impact of certain retail brick and mortar store closures and reduced store traffic on the Hydro Flask and OXO brands. Operating income increased 27.2% to $45.4 million, or 22.5% of segment net sales, compared to $35.7 million, or 21.3% of segment net sales, in the same period last year. The 1.2 percentage point increase in operating margin was primarily due to the favorable impact that higher overall net sales had on operating leverage, a more favorable channel mix, and cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by a less favorable product mix, higher performance-based annual incentive compensation expense, higher freight and distribution expense to support strong demand and increased customer chargeback activity. Adjusted operating income increased 27.1% to $47.8 million, or 23.7% of segment net sales compared to $37.6 million, or 22.4% of segment net sales, in the same period last year.

Health & Home net sales revenue increased 33.2%, or $52.7 million, primarily driven by an Organic business increase of $52.5 million, or 33.1%, primarily due to consumer demand for healthcare and healthy living products in domestic and international markets, in both brick and mortar and online channels, mainly attributable to COVID-19, and demand driven by wildfire activity on the west coast of the United States. These factors were partially offset by declines in non-strategic categories. Operating income increased 172.2% to $33.8 million, or 16.0% of segment net sales, compared to $12.4 million, or 7.8% of segment net sales, in the same period last year. The 8.2 percentage point increase in operating margin was primarily due to the favorable impact that higher overall net sales had on operating leverage, the impact of a more favorable product mix, and cost reduction initiatives including temporary personnel, advertising and travel expense reductions due to the uncertainty of COVID-19. These factors were partially offset by the unfavorable comparative impact of tariff exclusion refunds received in the prior year period and higher performance-based annual incentive compensation expense. Adjusted operating income increased 113.1% to $37.8 million, or 17.9% of segment net sales, compared to $17.7 million, or 11.2% of segment net sales, in the same period last year.

Beauty net sales revenue increased 34.6%, or $30.2 million, driven by an Organic business increase of $20.0 million, or 23.0%, as well as the net sales revenue contribution of $10.5 million, or 12.1% growth, from the acquisition of Drybar Products. The Organic revenue increase reflects growth in the appliance category, expanded distribution, primarily in the club channel, and an increase in international sales. These factors were partially offset by a sales decline in Personal Care, the COVID-19 related impact of certain retail brick and mortar store closures and reduced store traffic and the unfavorable impact of net foreign currency fluctuations of approximately $0.4 million, or 0.5%. Operating income increased 213.4% to $20.1 million, or 17.1% of segment net sales, compared to $6.4 million, or 7.3% of segment net sales, in the same period last year. The 9.8 percentage point increase in operating margin is primarily due to the favorable impact that higher overall net sales had on operating leverage, the margin impact of a more favorable product mix, lower air freight expense, and cost reduction initiatives including temporary personnel, advertising and travel expenses reductions due to the uncertainly of COVID-19. These factors were partially offset by higher personnel expense related to the acquisition of Drybar Products, higher performance-based annual incentive compensation expense, and increased legal expense. Adjusted operating income increased 119.5% to $22.9 million, or 19.5% of segment net sales, compared to $10.4 million, or 11.9% of segment net sales, in the same period last year.

Balance Sheet and Cash Flow Highlights - Second Quarter Fiscal 2021 Compared to Second Quarter Fiscal 2020

•Cash and cash equivalents totaled $148.4 million, compared to $17.0 million.

•Accounts receivable turnover was 68.7 days, compared to 68.4 days.

•Inventory was $350.2 million, compared to $370.9 million. Trailing twelve-month inventory turnover was 3.3 times compared to 2.9 times.

•Total short- and long-term debt was $300.1 million, compared to $301.2 million.

•Net cash provided by operating activities for the first six months of the fiscal year was $186.3 million, compared to $38.2 million.

Executive Leadership Updates
The Company announced today that Chief Executive Officer Julien R. Mininberg intends to extend his employment with the Company through February 29, 2024. The Company and Mr. Mininberg are working to finalize an amended employment agreement.

The Company also announced that Chief Financial Officer Brian L. Grass intends to retire to pursue entrepreneurial interests and will step down from his position effective November 1, 2021, after more than 15 years at the Company and more than seven years in the CFO role. Mr. Grass stated: “I have put aside my entrepreneurial interests for almost my entire career and I have reached a point where I can explore these interests in a financially responsible way, while still being young enough to do it. I am proud to say that the Company has never been stronger financially, operationally, and strategically, and I believe the best is yet to come. I’m also proud that we have developed strong internal CFO succession talent, whom we will continue to groom over the next year. The Company also intends to conduct an external search to ensure the best possible succession for Helen of Troy. I want to thank Julien, the Board of Directors, our Global Leadership Team, and the Company's finance organization for allowing me to be a part of this amazing journey. It is a gift to be entrusted with the responsibility of leading a company like Helen of Troy, and I am truly grateful. I look forward to working with Julien over the next year to ensure the smoothest possible transition for the Company.”

Mr. Mininberg stated: “I would like to thank Helen of Troy’s Board of Directors for their continued faith in me. I believe there is considerable opportunity ahead for continued growth of our revenues, profitability, brand portfolio, global footprint, and capabilities. I am honored not only to provide continuity of leadership through the remaining three and half years of Phase II of our Transformation Plan, but also to lead the Company through all ten years of Transformation, beginning in 2014 with the start of Phase I. I look forward to stewarding the Company through the end of fiscal year 2024 and through succession planning for the next generation of leaders.”

“Brian is a valued partner to me and our Global Leadership Team. I greatly appreciate his expertise, integrity, high standards, and countless contributions advancing our evolution into a company that is built to last. Over the next year, he will continue to remain fully in his current role, providing highly effective executive management and financial governance, and will assist with a seamless transition when the time comes. Our search will be comprehensive, including outstanding internal talent and external candidates, as we seek a successor CFO that can provide the outstanding level of financial leadership we are accustomed to and continue to help us deliver on our Transformation.”

Fiscal 2021 Business Update

Due to the evolving COVID-19 pandemic and related consumer and business uncertainty, the Company is not providing an outlook for fiscal 2021 at this time. In addition to the lack of visibility into consumer demand and the uncertain impact of COVID-19 on the retail environment, trends are emerging that may impact the Company’s ability to fulfill some orders on a timely basis or make marketing investments with an acceptable return, all of which have a significant impact on the Company’s ability to forecast within a reasonable range.

As previously disclosed, during the first quarter of fiscal 2021, as part of a comprehensive approach to preserve its cash flow and adjust its cost structure to align to lower anticipated revenue related to the business disruption and uncertainty of COVID-19, the Company implemented a number of temporary precautionary measures. Based on stronger than expected performance, the Company reversed a number of these measures toward the end of the second quarter of fiscal 2021, including a restoration of all wages, salaries, and director compensation to pre-COVID-19 levels. In addition, towards the end of the second quarter the Company also selectively increased levels of investments in certain marketing activities, new product development and launches, and capital expenditures. During the remainder of the fiscal year, the Company is planning to continue to increase its marketing and other growth investments.

The Company continues to see very strong demand trends in many of its product categories. In the second quarter of fiscal 2021, demand continued to outpace even recently increased supply capacity with respect to thermometry, air filtration, water filtration and various products within Housewares, which in some cases is resulting in out of stocks. Surges in demand and shifts in shopping patterns related to COVID-19 have strained the U.S. freight network, which is resulting in carrier delays. In addition to Housewares sales growth of 14.1% and 22.4% in fiscal years 2019 and 2020, respectively, demand has further surged for the OXO brand, which in combination with carrier delays, has caused order flow to outpace shipping capacity in the Company’s distribution center. In some cases, this is resulting in out of stocks at retail for some OXO items. While the Company has moved quickly to bring additional distribution and storage facilities online in support of surging order volume and higher targeted inventory holdings heading into our peak selling season, it believes there could continue to be some level of out of stocks in certain parts of its business.

Not only do these trends impact the Company’s ability to accurately forecast revenue, they can also limit the Company’s ability to make marketing expenditures with an adequate return on investment. In certain categories, where macro-trends like COVID-19 are driving demand significantly higher than historical levels or in situations where supply or distribution is capacity constrained, the Company believes that driving additional demand through incremental marketing activities could compound potential shipment delays or out of stocks. In these situations, currently planned marketing investments designed to drive incremental short-term demand would not be made.

The Company believes these factors could contribute to a wide variation of outcomes with respect to the Company’s adjusted diluted EPS for the remainder of the fiscal year. The Company’s base plan is to make the majority of the incremental marketing investments that were planned at the beginning of the year and that the Company believes are best for the long-term health of its brands. If the Company is able to execute against its base plan, the Company would expect adjusted operating margin for the full fiscal year to expand by approximately 0.2 to 0.4 percentage points compared to fiscal 2020. If current demand trends continue and the Company is not able to execute against its base plan, the Company estimates adjusted operating margin could expand by as much as 0.8 to 1.6 percentage points for the full fiscal year compared to fiscal 2020. As a result, the Company estimates there could be as much as $0.50 to $1.00 of adjusted diluted EPS variability just from marketing investments that are planned for the second half of the fiscal year, but may not be made due to an unacceptable return on investment, capacity constraints or a lack of visibility. This range does not include the additional potential revenue variability from COVID-19.

Conference Call and Webcast
The Company will conduct a teleconference in conjunction with today’s earnings release.  The teleconference begins at 9:00 a.m. Eastern Time today, Thursday, October 8, 2020. Investors and analysts interested in participating in the call are invited to dial (877) 407-3982 approximately ten minutes prior to the start of the call. The conference call will also be webcast live at: http://investor.helenoftroy.com. A telephone replay of this call will be available at 12:00 p.m. Eastern Time on October 8, 2020 until 11:59 p.m. Eastern Time on October 15, 2020 and can be accessed by dialing (844) 512-2921 and entering replay pin number 13708470. A replay of the webcast will remain available on the website for one year.

Non-GAAP Financial Measures
The Company reports and discusses its operating results using financial measures consistent with accounting principles generally accepted in the United States of America (“GAAP”). To supplement its presentation, the Company discloses certain financial measures that may be considered non-GAAP such as adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted earnings per share ("EPS"), Core and Non-Core adjusted diluted EPS, EBITDA, adjusted EBITDA, and free cash flow, which are presented in accompanying tables to this press release along with a reconciliation of these financial measures to their corresponding GAAP-based measures presented in the Company’s condensed consolidated statements of income and cash flows. For additional information see Note 1 to the accompanying tables to this Press Release.

About Helen of Troy Limited
Helen of Troy Limited (NASDAQ: HELE) is a leading global consumer products company offering creative solutions for its customers through a strong portfolio of well-recognized and widely-trusted brands, including OXO, Hydro Flask, Vicks, Braun, Honeywell, PUR, Hot Tools and Drybar. We sometimes refer to these brands as our Leadership Brands. All trademarks herein belong to Helen of Troy Limited (or its subsidiaries) and/or are used under license from their respective licensors.

For more information about Helen of Troy, please visit http://investor.helenoftroy.com

Forward Looking Statements

Certain written and oral statements made by the Company and subsidiaries of the Company may constitute “forward-looking statements” as defined under the Private Securities Litigation Reform Act of 1995. This includes statements made in this press release. Generally, the words “anticipates”, “believes”, “expects”, “plans”, “may”, “will”, “should”, “seeks”, “estimates”, “project”, “predict”, “potential”, “continue”, “intends”, and other similar words identify forward-looking statements. All statements that address operating results, events or developments that the Company expects or anticipates will occur in the future, including statements related to sales, earnings per share results, and statements expressing general expectations about future operating results, are forward-looking statements and are based upon its current expectations and various assumptions. The Company believes there is a reasonable basis for these expectations and assumptions, but there can be no assurance that the Company will realize these expectations or that these assumptions will prove correct. Forward-looking statements are subject to risks that could cause them to differ materially from actual results. Accordingly, the Company cautions readers not to place undue reliance on forward-looking statements. The forward-looking statements contained in this press release should be read in conjunction with, and are subject to and qualified by, the risks described in the Company’s Form 10-K for the year ended February 29, 2020, and in the Company's other filings with the SEC. Investors are urged to refer to the risk factors referred to above for a description of these risks. Such risks include, among others, our ability to successfully manage the demand, supply and operational challenges associated with the actual or perceived effects of COVID-19 and any similar future public health crisis, pandemic or epidemic, our ability to deliver products to our customers in a timely manner and according to their fulfillment standards, the costs of complying with the business demands and requirements of large sophisticated customers, our dependence on the strength of retail economies and vulnerabilities to any prolonged economic downturn, including from the effects of COVID-19, our relationships with key customers and licensors, our dependence on sales to several large customers and the risks associated with any loss or substantial decline in sales to top customers, expectations regarding recent, pending and future acquisitions or divestitures, including our ability to realize anticipated cost savings, synergies and other benefits along with our ability to effectively integrate acquired businesses or separate divested businesses, circumstances which may contribute to future impairment of goodwill, intangible or other long-lived assets, the retention and recruitment of key personnel, the costs, complexity and challenges of upgrading and managing our global information systems, the risks associated with cybersecurity and information security breaches, the risks associated with global legal developments regarding privacy and data security could result in changes to our business practices, penalties, increased cost of operations, or otherwise harm our business, risks associated with foreign currency exchange rate fluctuations, the risks associated with accounting for tax positions, tax audits and related disputes with taxing authorities, the risks of potential changes in laws in the U.S. or abroad, including tax laws, regulations or treaties, employment and health insurance laws and regulations, laws relating to environmental policy, personal data, financial regulation, transportation policy and infrastructure policy along with the costs and complexities of compliance with such laws, our ability to continue to avoid classification as a controlled foreign corporation, the risks of new legislation enacted in Bermuda and Barbados in response to the European Union’s review of harmful tax competition, risks associated with weather conditions, the duration and severity of the cold and flu season and other related factors, our dependence on foreign sources of supply and foreign manufacturing, and associated operational risks including, but not limited to, long lead times, consistent local labor availability and capacity, and timely availability of sufficient shipping carrier capacity, the impact of changing costs of raw materials, labor and energy on cost of goods sold and certain operating expenses, the risks associated with significant tariffs or other restrictions on imports from China or any retaliatory trade measures taken by China, the risks associated with the geographic concentration and peak season capacity of certain U.S. distribution facilities, our projections of product demand, sales and net income are highly subjective in nature and future sales and net income could vary in a material amount from such projections, the risks associated with the use of trademarks licensed from and to third parties, our ability to develop and introduce a continuing stream of new products to meet changing consumer preferences, trade barriers, exchange controls, expropriations, and other risks associated with U.S. and foreign operations, the risks to our liquidity as a result of changes to capital market conditions and other constraints or events that impose constraints on our cash resources and ability to operate our business, the risks associated with product recalls, product liability, other claims, and related litigation against us and the risks associated with changes in regulations or product certifications.

Investor Contact:
Helen of Troy Limited
Anne Rakunas, Director, External Communications
(915) 225-4841

ICR, Inc.
Allison Malkin, Partner
(203) 682-8200

HELEN OF TROY LIMITED AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited) (in thousands, except per share data)

	Three Months Ended August 31,
	2020		2019
Sales revenue, net	$530,852	100.0%	$413,995	100.0%
Cost of goods sold	300,516	56.6%	235,844	57.0%
Gross profit	230,336	43.4%	178,151	43.0%
Selling, general and administrative expense ("SG&A")	131,027	24.7%	123,201	29.8%
Restructuring charges	34	—%	430	0.1%
Operating income	99,275	18.7%	54,520	13.2%
Non-operating income, net	111	—%	89	—%
Interest expense	(2,796)	(0.5)%	(3,216)	(0.8)%
Income before income tax	96,590	18.2%	51,393	12.4%
Income tax expense	9,257	1.7%	5,298	1.3%
Net income	$87,333	16.5%	$46,095	11.1%

Diluted earnings per share ("EPS")	$3.43		$1.83

Weighted average shares of common stock used in computing diluted EPS	25,458		25,245

	Six Months Ended August 31,
	2020		2019
Sales revenue, net	$951,687	100.0%	$790,330	100.0%
Cost of goods sold	542,050	57.0%	458,452	58.0%
Gross profit	409,637	43.0%	331,878	42.0%
SG&A	253,016	26.6%	229,102	29.0%
Restructuring charges	367	—%	1,049	0.1%
Operating income	156,254	16.4%	101,727	12.9%
Non-operating income, net	347	—%	221	—%
Interest expense	(6,642)	(0.7)%	(6,524)	(0.8)%
Income before income tax	149,959	15.8%	95,424	12.1%
Income tax expense	2,340	0.2%	8,635	1.1%
Net income	$147,619	15.5%	$86,789	11.0%

Diluted EPS	$5.81		$3.44

Weighted average shares of common stock used in computing diluted EPS	25,428		25,245

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted EPS (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended August 31, 2020
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$530,852	100.0%	$—		$530,852	100.0%
Cost of goods sold	300,516	56.6%	—		300,516	56.6%
Gross profit	230,336	43.4%	—		230,336	43.4%
SG&A	131,027	24.7%	(4,552)	(4)	121,851	23.0%
			(4,624)	(5)
Restructuring charges	34	—%	(34)	(3)	—	—%
Operating income	99,275	18.7%	9,210		108,485	20.4%
Non-operating income, net	111	—%	—		111	—%
Interest expense	(2,796)	(0.5)%	—		(2,796)	(0.5)%
Income before income tax	96,590	18.2%	9,210		105,800	19.9%
Income tax expense	9,257	1.7%	603		9,860	1.9%
Net income	87,333	16.5%	8,607		95,940	18.1%
Diluted EPS	$3.43		$0.34		$3.77
Weighted average shares of common stock used in computing diluted EPS	25,458				25,458

	Three Months Ended August 31, 2019
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$413,995	100.0%	$—		$413,995	100.0%
Cost of goods sold	235,844	57.0%	—		235,844	57.0%
Gross profit	178,151	43.0%	—		178,151	43.0%
SG&A	123,201	29.8%	(4,463)	(4)	112,357	27.1%
			(6,381)	(5)
Restructuring charges	430	0.1%	(430)	(3)	—	—%
Operating income	54,520	13.2%	11,274		65,794	15.9%
Non-operating income, net	89	—%	—		89	—%
Interest expense	(3,216)	(0.8)%	—		(3,216)	(0.8)%
Income before income tax	51,393	12.4%	11,274		62,667	15.1%
Income tax expense	5,298	1.3%	829		6,127	1.5%
Net income	46,095	11.1%	10,445		56,540	13.7%
Diluted EPS	$1.83		$0.41		$2.24
Weighted average shares of common stock used in computing diluted EPS	25,245				25,245

Condensed Consolidated Statements of Income and Reconciliation of Non-GAAP Financial Measures – Adjusted Operating Income, Adjusted Income and Adjusted Diluted EPS (1)
(Unaudited) (in thousands, except per share data)

	Six Months Ended August 31, 2020
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$951,687	100.0%	$—		$951,687	100.0%
Cost of goods sold	542,050	57.0%	—		542,050	57.0%
Gross profit	409,637	43.0%	—		409,637	43.0%
SG&A	253,016	26.6%	(9,026)	(4)	230,075	24.2%
			(13,915)	(5)
Restructuring charges	367	—%	(367)	(3)	—	—%
Operating income	156,254	16.4%	23,308		179,562	18.9%
Non-operating income, net	347	—%	—		347	—%
Interest expense	(6,642)	(0.7)%	—		(6,642)	(0.7)%
Income before income tax	149,959	15.8%	23,308		173,267	18.2%
Income tax expense	2,340	0.2%	10,809		13,149	1.4%
Net income	147,619	15.5%	12,499		160,118	16.8%
Diluted EPS	$5.81		$0.49		$6.30
Weighted average shares of common stock used in computing diluted EPS	25,428				25,428

	Six Months Ended August 31, 2019
	As Reported (GAAP)		Adjustments		Adjusted (Non-GAAP)
Sales revenue, net	$790,330	100.0%	$—		$790,330	100.0%
Cost of goods sold	458,452	58.0%	—		458,452	58.0%
Gross profit	331,878	42.0%	—		331,878	42.0%
SG&A	229,102	29.0%	(8,339)	(4)	206,778	26.2%
			(13,985)	(5)
Restructuring charges	1,049	0.1%	(1,049)	(3)	—	—%
Operating income	101,727	12.9%	23,373		125,100	15.8%
Non-operating income, net	221	—%	—		221	—%
Interest expense	(6,524)	(0.8)%	—		(6,524)	(0.8)%
Income before income tax	95,424	12.1%	23,373		118,797	15.0%
Income tax expense	8,635	1.1%	1,528		10,163	1.3%
Net income	86,789	11.0%	21,845		108,634	13.7%
Diluted EPS	$3.44		$0.87		$4.30
Weighted average shares of common stock used in computing diluted EPS	25,245				25,245

Consolidated and Segment Net Sales
(Unaudited) (in thousands)

	Three Months Ended August 31,
	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$167,864	$158,790	$87,341	$413,995
Organic business (6)	33,894	52,473	20,050	106,417
Impact of foreign currency	105	191	(399)	(103)
Acquisition (8)	—	—	10,543	10,543
Change in sales revenue, net	33,999	52,664	30,194	116,857
Fiscal 2021 sales revenue, net	$201,863	$211,454	$117,535	$530,852
Total net sales revenue growth (decline)	20.3%	33.2%	34.6%	28.2%
Organic business	20.2%	33.1%	23.0%	25.7%
Impact of foreign currency	0.1%	0.1%	(0.5)%	—%
Acquisition	—%	—%	12.1%	2.5%

	Six Months Ended August 31,
	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$312,806	$313,733	$163,791	$790,330
Organic business (6)	29,967	99,251	18,874	148,092
Impact of foreign currency	(282)	(1,574)	(3,011)	(4,867)
Acquisition (8)	—	—	18,132	18,132
Change in sales revenue, net	29,685	97,677	33,995	161,357
Fiscal 2021 sales revenue, net	$342,491	$411,410	$197,786	$951,687
Total net sales revenue growth (decline)	9.5%	31.1%	20.8%	20.4%
Organic business	9.6%	31.6%	11.5%	18.7%
Impact of foreign currency	(0.1)%	(0.5)%	(1.8)%	(0.6)%
Acquisition	—%	—%	11.1%	2.3%

Leadership Brand and Other Net Sales Revenue (2)
(Unaudited) (in thousands)

	Three Months Ended August 31,
	2020	2019	$ Change	% Change
Leadership Brand sales revenue, net (8)	$431,374	$331,183	$100,191	30.3%
All other sales revenue, net	99,478	82,812	16,666	20.1%
Total sales revenue, net	$530,852	$413,995	$116,857	28.2%

	Six Months Ended August 31,
	2020	2019	$ Change	% Change
Leadership Brand sales revenue, net (8)	$780,404	$632,742	$147,662	23.3%
All other sales revenue, net	171,283	157,588	13,695	8.7%
Total sales revenue, net	$951,687	$790,330	$161,357	20.4%

Consolidated and Segment Net Sales from Core and Non-Core Business (7)
(Unaudited) (in thousands)

	Three Months Ended August 31,
	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$167,864	$158,790	$87,341	$413,995
Core business (8)	33,999	52,664	33,911	120,574
Non-core business (Personal Care)	—	—	(3,717)	(3,717)
Change in sales revenue, net	33,999	52,664	30,194	116,857
Fiscal 2021 sales revenue, net	$201,863	$211,454	$117,535	$530,852

Total net sales revenue growth (decline)	20.3%	33.2%	34.6%	28.2%
Core business	20.3%	33.2%	38.9%	29.1%
Non-core business (Personal Care)	—%	—%	(4.3)%	(0.9)%

	Six Months Ended August 31,
	Housewares	Health & Home	Beauty	Total
Fiscal 2020 sales revenue, net	$312,806	$313,733	$163,791	$790,330
Core business (8)	29,685	97,677	39,155	166,517
Non-core business (Personal Care)	—	—	(5,160)	(5,160)
Change in sales revenue, net	29,685	97,677	33,995	161,357
Fiscal 2021 sales revenue, net	$342,491	$411,410	$197,786	$951,687

Total net sales revenue growth (decline)	9.5%	31.1%	20.8%	20.4%
Core business	9.5%	31.1%	24.0%	21.1%
Non-core business (Personal Care)	—%	—%	(3.2)%	(0.7)%

SELECTED OTHER DATA
Reconciliation of Non-GAAP Financial Measures – GAAP Operating Income
to Adjusted Operating Income (non-GAAP) (1)
(Unaudited) (in thousands)

	Three Months Ended August 31, 2020
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$45,403	22.5%	$33,771	16.0%	$20,101	17.1%	$99,275	18.7%
Restructuring charges (3)	25	—%	—	—%	9	—%	34	—%
Subtotal	45,428	22.5%	33,771	16.0%	20,110	17.1%	99,309	18.7%
Amortization of intangible assets	520	0.3%	2,509	1.2%	1,523	1.3%	4,552	0.9%
Non-cash share-based compensation	1,891	0.9%	1,493	0.7%	1,240	1.1%	4,624	0.9%
Adjusted operating income (non-GAAP)	$47,839	23.7%	$37,773	17.9%	$22,873	19.5%	$108,485	20.4%

	Three Months Ended August 31, 2019
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$35,698	21.3%	$12,408	7.8%	$6,414	7.3%	$54,520	13.2%
Restructuring charges (3)	2	—%	—	—%	428	0.5%	430	0.1%
Subtotal	35,700	21.3%	12,408	7.8%	6,842	7.8%	54,950	13.3%
Amortization of intangible assets	179	0.1%	2,798	1.8%	1,486	1.7%	4,463	1.1%
Non-cash share-based compensation	1,769	1.1%	2,519	1.6%	2,093	2.4%	6,381	1.5%
Adjusted operating income (non-GAAP)	$37,648	22.4%	$17,725	11.2%	$10,421	11.9%	$65,794	15.9%

	Six Months Ended August 31, 2020
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$68,636	20.0%	$65,304	15.9%	$22,314	11.3%	$156,254	16.4%
Restructuring charges (3)	263	0.1%	—	—%	104	0.1%	367	—%
Subtotal	68,899	20.1%	65,304	15.9%	22,418	11.3%	156,621	16.5%
Amortization of intangible assets	1,018	0.3%	4,961	1.2%	3,047	1.5%	9,026	0.9%
Non-cash share-based compensation	5,312	1.6%	4,807	1.2%	3,796	1.9%	13,915	1.5%
Adjusted operating income (non-GAAP)	$75,229	22.0%	$75,072	18.2%	$29,261	14.8%	$179,562	18.9%

	Six Months Ended August 31, 2019
	Housewares		Health & Home		Beauty		Total
Operating income, as reported (GAAP)	$66,898	21.4%	$27,464	8.8%	$7,365	4.5%	$101,727	12.9%
Restructuring charges (3)	90	—%	—	—%	959	0.6%	1,049	0.1%
Subtotal	66,988	21.4%	27,464	8.8%	8,324	5.1%	102,776	13.0%
Amortization of intangible assets	697	0.2%	5,596	1.8%	2,046	1.2%	8,339	1.1%
Non-cash share-based compensation	4,343	1.4%	5,893	1.9%	3,749	2.3%	13,985	1.8%
Adjusted operating income (non-GAAP)	$72,028	23.0%	$38,953	12.4%	$14,119	8.6%	$125,100	15.8%

SELECTED OTHER DATA
Reconciliation of Non-GAAP Financial Measures - EBITDA
(Earnings Before Interest, Taxes, Depreciation and Amortization) and Adjusted EBITDA (1)
(Unaudited) (in thousands)

	Three Months Ended August 31, 2020
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$45,403	$33,771	$20,101	$99,275
Depreciation and amortization, excluding amortized interest	2,250	4,173	2,913	9,336
Non-operating income, net	—	—	111	111
EBITDA (non-GAAP)	47,653	37,944	23,125	108,722
Add: Restructuring charges (3)	25	—	9	34
Non-cash share-based compensation	1,891	1,493	1,240	4,624
Adjusted EBITDA (non-GAAP)	$49,569	$39,437	$24,374	$113,380

	Three Months Ended August 31, 2019
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$35,698	$12,408	$6,414	$54,520
Depreciation and amortization, excluding amortized interest	1,416	4,269	2,664	8,349
Non-operating income, net	—	—	89	89
EBITDA (non-GAAP)	37,114	16,677	9,167	62,958
Add: Restructuring charges (3)	2	—	428	430
Non-cash share-based compensation	1,769	2,519	2,093	6,381
Adjusted EBITDA (non-GAAP)	$38,885	$19,196	$11,688	$69,769

	Six Months Ended August 31, 2020
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$68,636	$65,304	$22,314	$156,254
Depreciation and amortization, excluding amortized interest	4,372	8,225	5,879	18,476
Non-operating income, net	—	—	347	347
EBITDA (non-GAAP)	73,008	73,529	28,540	175,077
Add: Restructuring charges (3)	263	—	104	367
Non-cash share-based compensation	5,312	4,807	3,796	13,915
Adjusted EBITDA (non-GAAP)	$78,583	$78,336	$32,440	$189,359

	Six Months Ended August 31, 2019
	Housewares	Health & Home	Beauty	Total
Operating income, as reported (GAAP)	$66,898	$27,464	$7,365	$101,727
Depreciation and amortization, excluding amortized interest	3,029	8,582	4,505	16,116
Non-operating income, net	—	—	221	221
EBITDA (non-GAAP)	69,927	36,046	12,091	118,064
Add: Restructuring charges (3)	90	—	959	1,049
Non-cash share-based compensation	4,343	5,893	3,749	13,985
Adjusted EBITDA (non-GAAP)	$74,360	$41,939	$16,799	$133,098

Reconciliation of GAAP Net Income and Diluted EPS to
Adjusted Income and Adjusted Diluted EPS (non-GAAP) (1)
(Unaudited) (in thousands, except per share data)

	Three Months Ended August 31, 2020
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$96,590	$9,257	$87,333	$3.79	$0.36	$3.43
Restructuring charges (3)	34	—	34	—	—	—
Subtotal	96,624	9,257	87,367	3.80	0.36	3.43
Amortization of intangible assets	4,552	206	4,346	0.18	0.01	0.17
Non-cash share-based compensation	4,624	397	4,227	0.18	0.02	0.17
Adjusted (non-GAAP)	$105,800	$9,860	$95,940	$4.16	$0.39	$3.77

Weighted average shares of common stock used in computing diluted EPS						25,458

	Three Months Ended August 31, 2019
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$51,393	$5,298	$46,095	$2.04	$0.21	$1.83
Restructuring charges (3)	430	66	364	0.02	—	0.01
Subtotal	51,823	5,364	46,459	2.05	0.21	1.84
Amortization of intangible assets	4,463	248	4,215	0.18	0.01	0.17
Non-cash share-based compensation	6,381	515	5,866	0.25	0.02	0.23
Adjusted (non-GAAP)	$62,667	$6,127	$56,540	$2.48	$0.24	$2.24

Weighted average shares of common stock used in computing diluted EPS						25,245

	Six Months Ended August 31, 2020
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$149,959	$2,340	$147,619	$5.90	$0.09	$5.81
Restructuring charges (3)	367	2	365	0.01	—	0.01
Tax Reform	—	9,357	(9,357)	—	0.37	(0.37)
Subtotal	150,326	11,699	138,627	5.91	0.46	5.45
Amortization of intangible assets	9,026	447	8,579	0.35	0.02	0.34
Non-cash share-based compensation	13,915	1,003	12,912	0.55	0.04	0.51
Adjusted (non-GAAP)	$173,267	$13,149	$160,118	$6.81	$0.52	$6.30

Weighted average shares of common stock used in computing diluted EPS						25,428

	Six Months Ended August 31, 2019
	Income			Diluted EPS
	Before Tax	Tax	Net of Tax	Before Tax	Tax	Net of Tax
As reported (GAAP)	$95,424	$8,635	$86,789	$3.78	$0.34	$3.44
Restructuring charges (3)	1,049	68	981	0.04	—	0.04
Subtotal	96,473	8,703	87,770	3.82	0.34	3.48
Amortization of intangible assets	8,339	369	7,970	0.33	0.01	0.32
Non-cash share-based compensation	13,985	1,091	12,894	0.55	0.04	0.51
Adjusted (non-GAAP)	$118,797	$10,163	$108,634	$4.71	$0.40	$4.30

Weighted average shares of common stock used in computing diluted EPS						25,245

Consolidated Core and Non-Core Net Sales and Reconciliation of Core and Non-Core Diluted EPS to Core and Non-Core Adjusted Diluted EPS (non-GAAP) (1) (7)
(Unaudited) (in thousands, except per share data)

	Three Months Ended August 31,
	2020	2019	$ Change	% Change
Sales revenue, net
Core (8)	$509,710	$389,136	$120,574	31.0%
Non-core	21,142	24,859	(3,717)	(15.0)%
Total	$530,852	$413,995	$116,857	28.2%

	Three Months Ended August 31,
	2020	2019	$ Change	% Change
Adjusted Diluted EPS (non-GAAP)
Core (8)	$3.56	$2.05	$1.51	73.7%
Non-core	0.21	0.19	0.02	10.5%
Total	$3.77	$2.24	$1.53	68.3%

	Three Months Ended August 31,
Core Business:	2020	2019
Diluted EPS, as reported	$3.22	$1.71
Restructuring charges, net of tax	—	—
Subtotal	$3.22	$1.71
Amortization of intangible assets, net of tax	0.17	0.12
Non-cash share-based compensation, net of tax	0.17	0.22
Adjusted Diluted EPS (non-GAAP)	$3.56	$2.05

	Three Months Ended August 31,
Non-Core Business:	2020	2019
Diluted EPS, as reported	$0.21	$0.12
Restructuring charges, net of tax	—	0.01
Subtotal	$0.21	$0.13
Amortization of intangible assets, net of tax	—	0.05
Non-cash share-based compensation, net of tax	—	0.01
Adjusted Diluted EPS (non-GAAP)	$0.21	$0.19

Diluted EPS, as reported (GAAP)	$3.43	$1.83

Consolidated Core and Non-Core Net Sales and Reconciliation of Core and Non-Core Diluted EPS to Core and Non-Core Adjusted Diluted EPS (non-GAAP) (1) (7)
(Unaudited) (dollars in thousands, except per share data)

	Six Months Ended August 31,
	2020	2019	$ Change	% Change
Sales revenue, net
Core (8)	$909,229	$742,712	$166,517	22.4%
Non-core	42,458	47,618	(5,160)	(10.8)%
Total	$951,687	$790,330	$161,357	20.4%

	Six Months Ended August 31,
	2020	2019	$ Change	% Change
Adjusted Diluted EPS (non-GAAP)
Core (8)	$5.98	$4.00	$1.98	49.5%
Non-core	0.32	0.30	0.02	6.7%
Total	$6.30	$4.30	$2.00	46.5%

	Six Months Ended August 31,
Core Business:	2020	2019
Diluted EPS, as reported	$5.49	$3.23
Restructuring charges, net of tax	0.01	0.02
Tax Reform	(0.37)	—
Subtotal	$5.13	$3.25
Amortization of intangible assets, net of tax	0.34	0.25
Non-cash share-based compensation, net of tax	0.51	0.50
Adjusted Diluted EPS (non-GAAP)	$5.98	$4.00

	Six Months Ended August 31,
Non-Core Business:	2020	2019
Diluted EPS, as reported	$0.32	$0.21
Restructuring charges, net of tax	—	0.01
Subtotal	$0.32	$0.22
Amortization of intangible assets, net of tax	—	0.07
Non-cash share-based compensation, net of tax	—	0.01
Adjusted Diluted EPS (non-GAAP)	$0.32	$0.30

Diluted EPS, as reported (GAAP)	$5.81	$3.44

Selected Consolidated Balance Sheet, Cash Flow and Liquidity Information
(Unaudited) (in thousands)

	August 31,
	2020	2019
Balance Sheet:
Cash and cash equivalents	$148,399	$17,031
Receivables, net	402,027	310,377
Inventory, net	350,180	370,915
Total assets, current	951,918	711,371
Total assets	2,174,193	1,775,953
Total liabilities, current	500,335	317,857
Total long-term liabilities	365,329	370,721
Total debt	300,131	301,193
Consolidated stockholders' equity	1,308,529	1,087,375
Liquidity:
Working capital	$451,583	$393,514

	Six Months Ended August 31,
	2020	2019
Cash Flow:
Depreciation and amortization	$18,476	$16,116
Net cash provided by operating activities	186,278	38,211
Capital and intangible asset expenditures	15,237	8,861
Net debt repayments	35,900	20,100
Payments for repurchases of common stock	10,161	9,131

Reconciliation of GAAP Net Cash Provided by Operating Activities
to Free Cash Flow (Non-GAAP) (1)
(Unaudited) (in thousands)

	Six Months Ended August 31,
	2020	2019
Net cash provided by operating activities (GAAP)	$186,278	$38,211
Less: Capital and intangible asset expenditures	(15,237)	(8,861)
Free cash flow (non-GAAP)	$171,041	$29,350

HELEN OF TROY LIMITED AND SUBSIDIARIES
Notes to Press Release
(1)This press release contains non-GAAP financial measures. Adjusted operating income, adjusted operating margin, adjusted income, adjusted diluted EPS, Core and Non-Core adjusted diluted EPS, EBITDA, adjusted EBITDA, and free cash flow (“Non-GAAP measures”) that are discussed in the accompanying press release or in the preceding tables may be considered non-GAAP financial information as contemplated by SEC Regulation G, Rule 100. Accordingly, the Company is providing the preceding tables that reconcile these measures to their corresponding GAAP-based measures presented in the Company's Condensed Consolidated Statements of Income and Cash Flows in the accompanying tables to the press release. The Company believes that these non-GAAP measures provide useful information to management and investors regarding financial and business trends relating to its financial condition and results of operations. The Company believes that these non-GAAP financial measures, in combination with the Company’s financial results calculated in accordance with GAAP, provide investors with additional perspective regarding the impact of certain charges/benefits on applicable income, margin and earnings per share measures. The Company also believes that these non-GAAP measures facilitate a more direct comparison of the Company’s performance with its competitors. The Company further believes that including the excluded charges/benefits would not accurately reflect the underlying performance of the Company’s operations for the period in which the charges/benefits are incurred, even though such charges/benefits may be incurred and reflected in the Company’s GAAP financial results in the near future. Additionally, the non-GAAP measures are used by management for measuring and evaluating the Company’s performance. The material limitation associated with the use of the non-GAAP measures is that the non-GAAP measures do not reflect the full economic impact of the Company’s activities. These non-GAAP measures are not prepared in accordance with GAAP, are not an alternative to GAAP financial information, and may be calculated differently than non-GAAP financial information disclosed by other companies. Accordingly, undue reliance should not be placed on non-GAAP information.
(2)Leadership Brand net sales consists of revenue from the OXO, Honeywell, Braun, PUR, Hydro Flask, Vicks, Hot Tools and Drybar brands.
(3) Charges incurred in connection with the Company’s restructuring plan (Project Refuel).
(4) Amortization of intangible assets.
(5) Non-cash share-based compensation.
(6) Previously referred to as Core business, Organic business refers to net sales revenue associated with product lines or brands after the first twelve months from the date the product line or brand is acquired, not including the impact that foreign currency had on reported net sales. Net sales revenue from internally developed brands or product lines is considered Organic business activity.
(7) The Company defines Core as strategic business that it expects to be an ongoing part of its operations, and Non-Core as business or assets (including assets held for sale) that it expects to divest within a year of its designation as Non-Core.
(8) The three and six month periods ended August 31, 2020 include three and six months of operating results for Drybar Products, respectively, which was acquired on January 23, 2020, with no comparable results for the same period last year.